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                                                                    Exhibit 99.1



                               (KIRKLAND'S LOGO)

================================================================================
                                                                    NEWS RELEASE

Contact:  Rennie Faulkner
          Executive Vice President & CFO
          (731) 668-2444


                     KIRKLAND'S REPORTS SECOND QUARTER SALES

JACKSON, Tenn. (August 7, 2003) -- Kirkland's, Inc. (NASDAQ/NM: KIRK) today announced sales for the 13-week and 26-week periods ended August 2, 2003.

         Net sales for the second quarter ended August 2, 2003, increased 5.7% to $79.0 million from $74.7 million for the second quarter ended August 3, 2002. Comparable store sales for the second quarter of 2003 decreased 0.9%. The Company's comparable store sales increased 16.7% for the second quarter of 2002.

         Net sales for the 26-week period ended August 2, 2003, increased 8.2% to $152.4 million from $140.9 million for the 26-week period ended August 3, 2002. Comparable store sales for the 26 weeks ended August 2, 2003, increased 1.9% compared with a 17.3% increase in the prior-year period.

         Kirkland's also revised its guidance for second quarter earnings to $0.03 to $0.04 per diluted share. The Company will release its final second quarter financial results after the market closes on August 27, 2003, with a conference call to follow at 10:00 a.m. EDT on August 28, 2003.

         Commenting on the announcement, Robert Alderson, Kirkland's President and Chief Executive Officer, said, "Consistent with our expectations heading into this quarter, we found the comparison with last year's 16.7% comparable store sales increase to be a formidable challenge. There is no doubt that the continued softness in the retail environment has had a significant impact, but the weakness in certain merchandise categories we cited in May also played a role in lower sales momentum during the quarter. Consistent with our original plan to drive sales and ensure proper inventory levels for the second half of the year, we adopted an aggressive promotional stance during the quarter. The less-than-expected response to significant markdown activity in June and to our Home Sale in July, however, prevented us from achieving the sales and earnings we had anticipated. On a positive note, our clearance efforts enabled us to end the quarter with inventories on plan and with new product assortments in place as we enter the second half of the year."

         The Company also announced its guidance for the third quarter ending November 1, 2003, and revised its guidance for the fiscal year ending January 31, 2004. For the third quarter, the Company expects to report net income of $0.04 to $0.06 per diluted share, before taking into account an anticipated one-time charge of $0.04 per diluted share related to the expected termination of the Company's current warehouse leases, as discussed in the press release issued this morning concerning




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the Company's plans for a new distribution center. Net sales are expected to be
$80 million to $82 million, with comparable store sales in the range of flat to down 2% when compared with the prior-year period. For fiscal 2003, the Company expects to report net income of $1.02 to $1.07 per diluted share (before taking into account the anticipated charge of $0.04 per diluted share), based on net sales of $375 million to $380 million, and a comparable store sales increase of 1% to 2% when compared with the prior year.

         "Based on the expected second quarter results, we have moderated our outlook for the next six months. With second quarter sales rates in lamps, garden and decorative accessories categories lower than last year, we believe it is prudent to expect that it will take another quarter for these categories to show meaningful improvement. In addition, we are still waiting for clearer signs of a sustained economic recovery. While overall sales and margin trends improved in the latter part of July and have continued into the first week of the third quarter, it is still too early to extrapolate this improvement."

         Mr. Alderson concluded, "Kirkland's is right on track with its expansion plans. We grew our store base by seven stores during the quarter and are on schedule to open a total of 30 net new stores in fiscal 2003. New store opportunities continue to be plentiful for 2004 and beyond, and we have made good initial progress on site selection and leasing for 2004. This morning's announcement of our plans for a new distribution center is another example of the positive steps we are taking to prepare Kirkland's for successful growth."

         Kirkland's will conduct a conference call on August 7, 2003, at 10:00 a.m. EDT to discuss its sales results and revised earnings estimates for the second quarter of fiscal 2003 and its plans and expectations for the remainder of fiscal 2003. The number to call for this interactive teleconference is (719) 457-2637. A replay of the conference call will be available until August 14, 2003, by dialing (719) 457-0820 and entering the passcode, 644065.

         Kirkland's will also host a live broadcast of its conference call on August 7, 2003, at 10:00 a.m. EDT online at the Company's website, www.kirklands.com, as well as http://www.firstcallevents.com/service/ ajwz369316835gf12.htmlwww.firstcallevents.com/service/ajwz386910493gf12.html.
The webcast replay will follow shortly after the call and will continue until August 21, 2003.

         Kirkland's, Inc. was founded in 1966 and is a leading specialty retailer of home decor in the United States. Although originally focused in the Southeast, the company has grown beyond that region and currently operates 258 stores in 31 states. The Company's stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company's stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

         Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home decor industry in general and in Kirkland's specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed on May 1, 2003. Kirkland's disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.